UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 30, 2010

KUNEKT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-53561

(Commission File Number)

26-1173212

(IRS Employer Identification No.)

112 North Curry Street, Carson City, NV 89703

(Address of principal executive offices and Zip Code)

877.458.6358

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 30, 2010, the company ("Kunekt") entered into a non-binding Letter of Intent with AMS-INT Asia Limited ("AMS-INT") to acquire all of the issued and outstanding shares or AMS-INT. Readers should refer to the Letter of Intent filed as an exhibit to this Form 8-K to review all of the terms and conditions of the Letter of Intent.

The primary terms of this non-binding Letter of Intent are:

☐ Kunekt and AMS-INT will enter into a Definitive Agreement within 30 days of the date of the execution of the Letter of Intent.

☐ Kunekt and AMS-INT will enter into a business combination whereby Kunekt, or a subsidiary of Kunekt, will purchase all of the issued and outstanding securities in the capital of AMS-INT in exchange for the issuance of 105,600,000 common shares of Kunekt (the "Consideration Shares") and AMS-INT and its subsidiaries will have a cumulative total of $1,500,000 cash on their respective balance sheets at the closing.

☐ On or prior to the closing of the transaction, (a) Mark Bruk will effect the cancellation of 30,000,000 common shares of Kunekt; and (b) Kunekt will take all necessary action to increase its authorized common stock to 500,000,000 common shares.

☐ On or prior to the closing, Kunekt will complete a private placement financing of shares (each, a "Private Placement Share") at a price per share equal to the greater of (a) the 10-day moving average closing stock price, or (b) fifty cents ($0.50), for gross proceeds of $1,500,000.

☐ As soon as reasonably possible after the filing of its Annual Report on Form 10-K for the year ended October 31, 2010, Kunekt will file a registration statement on Form S-1 (or any other form as may be applicable) with the United States Securities and Exchange Commission, registering the Consideration Shares and the Private Placement Shares.

☐ The Letter of Intent may be terminated by mutual written agreement of the parties. The Letter of Intent shall terminate in the event that the closing has not occurred prior to March 31, 2011 or such later date as may be approved in writing by the parties.

☐ Closing of the transactions contemplated by the Letter of Intent are subject to a number of conditions being satisfied, including the completion of due diligence.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
10.1	Letter of Intent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KUNEKT CORPORATION

By: /s/ Mark Bruk

Mark Bruk
Chief Executive Officer

Dated: December 8, 2010